UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2011 (December 19, 2011)

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	001-33872	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Cedar Street , Lititz, Pennsylvania		17543
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Consulting Agreement with Edward Balderston, Jr.

In anticipation of the previously announced retirement of Edward Balderston, Jr., Executive Vice President and Chief Administrative Officer of Susquehanna Bancshares, Inc. (the “Company”) on December 31, 2011, the Company entered into a consulting services agreement with Mr. Balderston, effective January 1, 2012 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Balderston will provide strategic marketing and advisory services to the Company on an as-needed basis and will be compensated for such services at a rate of $925 for each day Mr. Balderston provides services to the Company. Mr. Balderston will not be an employee of the Company and will not be entitled to participate in any benefit plans as an employee of the Company. The Company will reimburse Mr. Balderston for reasonable expenses associated with rendering services to the Company under the Consulting Agreement. The Consulting Agreement includes standard restrictive covenants for non-competition, non-interference, confidentiality and non-disparagement and is terminable by Mr. Balderston or the Company upon 30 days written notice. A copy of the Consulting Agreement is being filed herewith as Exhibit 10.1.

Amendment of Existing Employment Agreements with Named Executive Officers

On December 20, 2011, pursuant to the approval of the Compensation Committee of the Board of Directors, the Company entered into amendments to the employment agreements of its named executive officers, William J. Reuter, Drew K. Hostetter, Gregory A. Duncan and Bernard A. Francis, Jr., to remove the excise tax gross-up provisions in those employment agreements. Pursuant to the amendments, in the event any payments to a named executive officer would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (the “Code”), then the payments will be reduced to the extent necessary to assure that such payments will be limited to the greater of (i) the dollar amount which can be paid to each named executive officer without triggering an excise tax under Code Section 4999 or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Code Section 4999 with respect to such parachute payments.

Item 8.01.	Other Events.

In the fourth quarter of 2011, Susquehanna expects to record an after-tax bargain purchase gain of approximately $40 million relating to the acquisition of Abington Bancorp. This gain is still subject to management’s year-end review process and independent audit.

On December 19, 2011, Susquehanna prepaid $679 million of Federal Home Loan Bank (FHLB) debt averaging 4.3% interest cost with an after-tax penalty of $33 million. This prepayment was funded by reducing federal funds sold by $114 million, selling $148 million of investment securities with an average yield of 0.8% at an after-tax loss of $200,000 and borrowing short-term $450 million. The $450 million of short-term borrowings were hedged by purchasing forward starting interest rate swaps of $252 million and caps of $198 million with the starting date of the caps being December 14, 2012 and the starting dates of the swaps being between June 19, 2013 and December 16, 2013.

As a result of this FHLB prepayment transaction, Susquehanna is revising its 2013 targets. Net interest income quarterly average will remain the same at $147 million, but net interest margin (FTE) quarterly average will increase to 3.66% from the previously announced 3.52%, while quarterly average interest-earning assets will decline to $16.5 billion from the previously announced $17.3 billion, as our investment portfolio is expected to be smaller than originally projected.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Services Agreement, dated December 20, 2011, between Edward Balderston, Jr. and the Company, attached hereto as Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.

By:	/S/ DREW K. HOSTETTER
Drew K. Hostetter Executive Vice President and Chief Financial Officer

Dated: December 20, 2011

Exhibit Index

Exhibit	Description

10.1	Consulting Services Agreement, dated December 20, 2011, between Edward Balderston, Jr. and the Company, attached hereto as Exhibit 10.1.